MASTER ACQUISITION FINANCING AGREEMENT

THIS MASTER ACQUISITION FINANCING AGREEMENT (“Agreement”) dated for reference 31st May, 2023, is among FAVO Capital, Inc., a Nevada corporation (the "Company"), Forfront Capital, LLC (the “Investor”), Stewards Investment Capital Limited (the “Third-Party Valuator and Newly Appointed Advisory Board Members”), Vincent Napolitano and Shaun Quin (together the "Principals") of FAVO Group of Companies that include: Honeycomb Sub fund LLC, FAVO Human Resources LLC, FAVO Group LLC, FAVO Funding LLC, FAVO Funding CA LLC, FORE Funding LLC and FORE Funding CA LLC (the "FAVO Group").

WHEREAS, on or about May 18, 2023, the parties to this Agreement entered into a letter of intent (the “Letter of Intent”) whereby the Investor has agreed to finance the acquisition by the Company of the FAVO Group; and the development of FAVO Group’s business, and the Principals, as owners and representatives of the other owners of the FAVO Group, have agreed to transfer all of their respective ownership interests in FAVO Group to the Company; and

WHEREAS, the parties to this Agreement desire to enter into this Agreement to memorialize the terms and conditions of their agreement as outlined in the Letter of Intent and summarized above, with this Agreement superseding the Letter of Intent in its entirety;

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree that:

INTERPRETATION

1.	The definitions in the recitals are part of this Agreement.

2.	In this Agreement:

a.	"Acquisition Agreements" means the Membership Interest Purchase and Sale Agreements by and among the Company, the Principals and the FAVO Group.

b.	"Closing" means 31st May 2023.
c.	"Financing" means capital raised from the Investor by the Company for the acquisition the FAVO Group by the Company as Valued by the Third-party Valuators and Newly Appointed Advisory Board Members.
d.	“Fundraising” means future capital raise undertakings by the Investor to the Company as part as its intent to increase its capital commitment to the Company.
e.	"Principals' Interest" means the Principals' interests and the interests of owners they represent in the FAVO Group, comprising all of the owners for 100% of the ownership interests of the companies within the FAVO Group.
f.	"$" means United States dollars.

TERMS AND CONDITIONS OF THE FINANCING AND ACQUISITIONS

The Financing

3.	The Company will raise the Financing by selling 20 million of its $0.0001 par value convertible preferred shares at $0.25 per share (the “Company Preferred Shares”) to the Investor, as designated and approved by the board of directors of the Company with the features of such Company Preferred Shares in substantially the same form as that attached hereto as Exhibit “A.” The Company’s other series of preferred stock has been designated as Series C Preferred Stock, and the features of that series is attached hereto as Exhibit “B.”

4.	The Financing will come in three (3) tranches, as follows:
(1)	$2,500,000 on Closing.
(2)	$1,250,000 in 90 calendar days from Closing.
(3)	$1,250,000 in 180 calendar days from Closing.

The Fundraising

5.	In addition to the Financing, the Investor undertakes to raise and deploy additional capital for the Company as follows:
(1)	$1,250,000 in additional syndication capital in 90 calendar days from Closing.
(2)	$1,250,000 in additional syndication capital in 180 calendar days from Closing.
6.	Subject to the timely completion of the Financing, the Investor undertakes to raise and deploy capital for the Company at the targeted rate of $2,500,000 per calendar quarter with 50% deployed in the Company’s debt note and 50% to be invested in additional syndication capital.

It is understood that the purpose of the capital raised through the debt note is to replace current investor debt, therefore reducing the overall interest expense on the Company.

7.	The Investor will work closely with the Company to make introductions to its existing client base to help raise additional capital for the Company in the form of Debt or Equity. This includes but is not limited to setting up meetings both in the United States and abroad with private and institutional clients.
8.	As part of the Fundraising effort, the Third-Party Valuators and Newly Appointed Advisory Board Members will provide financial analysis and guidance to the Company’s underwriting and credit policies and will advise on future potential business opportunities and any potential acquisitions, investment opportunities and new product opportunities. In connection with any additional financing, the Company shall prepare all the offering materials for prospective investors of the Company.

The Acquisition Agreements

9.	Under separate Acquisition Agreements dated concurrently with this Agreement, the Principals will transfer the Principals' Interest to the Company in the FAVO Group immediately after the Closing so that each company of the FAVO Group becomes a wholly owned subsidiary of the Company as of the Closing date (hereinafter referred to as, the “Transfer”).

10.	As consideration for the Transfer, the Company will pay the purchase price as outlined below for the FAVO Group of an aggregate of approximately $37,000,000, which includes $14,200,000 in cash and

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“Senior Secured Notes,” along with the assumption of debt estimated at approximately $22,800,000 and the repayment of debt notes to FAVO Holdings and FAVO Group respectfully for a total of

$500,000. This valuation was determined by the independent third-party valuator, contracted by the Investor prior to being appointed to the advisory board. This valuation was presented to the parties to the Acquisition Agreements, and they have agreed to the terms of the sale in such agreements, as detailed below.

▪	$4,500,000 in cash to the Principals of FAVO Group, LLC.
▪	$500,000 Debt Notes to be repaid ($240,000 to the Principals and $260,000 to FAVO Group).
▪	$5,000,000 in shares of common stock in the Company at $0.25 per share to FAVO Holdings, LLC.
▪	$4,700,000 in Senior Secured Notes with terms as follows:
o	$1,500,000 – maturity 12 months from Closing – 1.0% interest paid quarterly.
o	$1,600,000 – maturity 24 months from closing – 3.0% interest paid quarterly.
o	$1,600,000 – maturity 36 months at 6% interest – 6.0% interest paid quarterly.

Governing the Consolidated Entities

11.	The Principals will stay on as the sole members of the board of directors and executives of the Company and will remain as part of the management team running the day-to-day operations of the FAVO Group, as subsidiaries of the Company. Both will sign a 5-year agreement with the Company, to be determined by the parties, to remain with the Company. Total compensation will remain the same as of the date of this Agreement, with all entities combined.
12.	The Company will appoint two principals of Stewards Investment Capital to join the advisory board of the Company under a 3-year term. For their service as advisory board members, they will receive a combined:

▪	15,000,000 shares of common stock of the Company. Notwithstanding anything to the contrary in this Agreement, if the Investor fails to make any of the three tranche payments under the Financing, the shares will be clawed back to the Company pro rata to the amount represented by the lack of payment.
▪	$20,000.00 (twenty thousand) per month in remuneration as the advisory board members starting July 1, 2023, and payable by the 15th of each month of the 3-year term. Notwithstanding anything to the contrary in this Agreement, if the Investor fails to make any of the three tranche payments under the Financing, the remuneration will be terminated.
13.	FAVO Group consents to the Principals’ transferring the Principals' Interest to the Company.

Additional Covenants of the Parties

14.	The FAVO Group has already provided the Company and the Investor with the following:

-	Management accounts for 2021 and 2022
-	2021 Tax Returns
-	Direct Funding Report Sept 2021 to Oct 2022
-	Syndication Reports
-	Underwriting Guidelines
-	Principal Background Checks
-	Investor Reports

-   All other supporting documentation requested by the Investor and the Third-Party valuator to complete their independent due-diligence and valuation of this transaction.

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The Principals warrant and represent to the Company and the Investor and the Third-Party valuator, now newly appointed advisory board members of the Company that, based on their knowledge, the financial statements provided fairly present in all material respects the financial condition, results of operations and cash flows of the FAVO Group of, and for, the periods presented.

The FAVO Group agrees and covenants to provide within 30 days of Closing the following to the Company and the Investor:

-	2022 Tax Returns
-	Providing Access to QuickBooks
-	Providing Access to any additional financial working required.
-	Access to Syndication Portals
-	Any other reasonable Access to allow the parties to transact on a day-to-day basis

15.	The Company agrees to hire a PCAOB accounting firm by year end 2024 to audit the financial statements of FAVO Group for the years ended December 31, 2023 and 2022. The Company further agrees to file a Registration Statement with the Securities and Exchange Commission to provide liquidity to shareholders within 24 months from the date of Closing, such as a Form 10 (General Form for Registration of Securities), Form S-1 (Registration Statement used for IPO’s) or Follow-On Offering or similar offering. Notwithstanding the foregoing, the Company cannot guarantee an orderly and liquid market.
16.	The Company shall take all steps within its power, including increasing its public float to at least 10% of the Company’s issued and outstanding shares of common stock, to apply for an upgrade of its trading symbol designation to the OTCQB tier of OTC Markets. The Company shall aim for but cannot guarantee a $2 million market value of the public float.

17.	The Company shall continue to scale its platform and shall seek to effectuate the following:
▪	Retain a full-time renewal salesperson.
▪	Retain a full-time ISO outside sales representative.
▪	Develop an In-House Customer Service and Collection Team
▪	Grow Fore Funding (Sales) Offices in Long Island and Florida
▪	Expand the mail campaign for inbound sales.
▪	Higher quality funding paper
▪	Mostly 1st positions
▪	Merchants who call in as opposed to answering the phone have higher renewal rates and better performance (less competition)
▪	Seek to potentially outsource or develop a new business, a call center in Mauritius or somewhere in the world with a cheaper cost of labor. We can possibly outsource other forms of data capturing and work to this business to assist in the day-to-day administration.
▪	Seek to create a marketing budget for industry publications and websites as well as social media to increase brand awareness and market share.
▪	Retain a Public Relations Firm
▪	Seek to grow the Syndication Portfolio as we ramp up Direct Funding
▪	Multiple other ideas to grow the platform like trade shows, SEO marketing etc.
▪	Continue to develop an Insurance Umbrella product for all its business activities.

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18.	Vincent Napolitano will execute his rights to convert 6,250,000 (six million two hundred and fifty thousand) Series C Preferred Shares into 25,000,000 (twenty-five million) common shares of the

Company effective May 31, 2023 to be issued to FAVO Holdings, LLC. The remaining 18,750,000 (eighteen million seven hundred and fifty thousand) Series C Preferred Shares will remain, and the conversion rights will be amended with the state from 4-1 to 1-1of common shares of the Company. The balance of the Series C Preferred Shares will also retain their 25-1 voting rights as per the amendment. When and if the Board execute their conversion rights, this will be agreed to by all parties and distributed pro-rata.

OTHER PROVISIONS

19.	Time is of the essence of this Agreement.
20.	This Agreement shall be construed under and be governed by the laws of the State of Nevada without regard to principles of conflict of laws. Any action, claim or proceeding brought by any party hereunder shall be commenced exclusively in the courts of Nevada. The parties hereto each hereby irrevocably and unconditionally consent to the exclusive jurisdiction and venue of such courts in any action, claim or proceeding brought under this Agreement.

21.	Any notice that must be given or delivered under this agreement must be in writing and delivered by hand or transmitted by email to the address or email address given for the party on the signature page of this Agreement and is deemed to have been received when it is delivered by hand or transmitted by email.

22.	Any payments of money must be delivered by hand or wired as instructed in writing by the receiving party.
23.	Neither the Principals nor the FAVO Group may assign this Agreement or any part of it to another party.
24.	Any amendment of this Agreement must be in writing and signed by the parties.
25.	This Agreement enures to the benefit of and binds the parties and their respective successors, heirs and permitted assignees.
26.	If any provision of this agreement is illegal or unenforceable under any law, then it is severed, and the remaining provisions remain legal and enforceable.
27.	This agreement may be signed in counterparts and delivered to the parties by email, and the counterparts together are deemed to be one original document.
28.	This Agreement and the Acquisition Agreements set forth the entire agreement and understanding among the parties as to the subject matter hereof and merges with and supercedes all prior discussions and understandings of any and every nature among them, including the Letter of Intent.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized oﬃcers or representatives as of the date ﬁrst written above.

Members:	Buyer:

FAVO Group	FAVO Capital

By: /s/ Shaun Quin	By: Vincent Napolitano
Name: Shaun Quin	Name: Vincent Napolitano
Title: President	Title: CEO
Address: 1025 Old Country Road	Address: 1025 Old Country Road
Suite 421 E. Westbury, NY 11590	Suite 421 E. Westbury, NY 11590

The Principals	The Principals of Stewards Investment Capital Limited

By: Vincent Napolitano	By: Glen Steward
Name: Vincent Napolitano	Name Glen Steward
Title: CEO	Title Director

By: /s/ Shaun Quin	By: /s/ Bilal Adam (SIC)
Name: Shaun Quin	Name: Bilal Adam
Title: President	Title: CEO

The Authorized Signatory for Forfront Capital

By: Nathaniel Tsang Mang Kin
/s/ Nathaniel Tsang Mang Kin

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